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                                                                     EXHIBIT 3.2

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   DEAN HELLER                                CERTIFICATE OF             Office Use Only:
   Secretary of State                            AMENDMENT                 FILED # C 3226 - 92
   101 North Carson Street, Suite 3     (PURSUANT TO NRS 78.385 and        MAY 31, 2001
   Carson City, Nevada 89701-4786                 78.390)                  IN THE OFFICE
   (775) 684-5708                                                          /s/ Dean Heller
                                                                           DEAN HELLER, SECRETARY OF STATE
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Important: Read attached instructions before completing


              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS
          (PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)
                             - REMIT IN DUPLICATE -

1.       Name of corporation: U.S. PHYSICAL THERAPY, INC.

2. The articles have been amended as follows (provide article numbers, if available):

         The first paragraph of Article Four shall be amended in its entirety as follows:

         "The total number of shares of stock which the Corporation shall have authority to issue is twenty million five hundred thousand (20,500,000) shares of capital stock, classified as (i) five hundred thousand (500,000) shares of preferred stock, par value $0.01 per share ("Preferred Stock"), and (ii) twenty million (20,000,000) shares of common stock, par value $0.01 per share ("Common Stock").

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is : 81.73% *

4.       Signatures (Required):

         /s/ Roy Spradlin                          /s/ Jeffrey Frost
     ---------------------------                -----------------------------
     President or Vice President       and      Secretary or Asst. Secretary

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.